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                                                                     Exhibit 4.2

                              ASSUMPTION AGREEMENT

To JPMorgan Chase Bank,                                            June 11, 2002
 as Administrative Agent party to the
 Credit Agreement referred to below

Ladies and Gentlemen:

        Reference is made to the Credit Agreement (the "CREDIT AGREEMENT") dated as of April 12, 2001 between National City Corporation (the "BORROWER"), the lenders party thereto and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

        The Borrower and Morgan Stanley Bank (the "ASSUMING LENDER") each hereby agree as follows:

        1. The Assuming Lender proposes to become an Assuming Lender pursuant to
   Section 2.07(e) of the Credit Agreement with a Commitment in the amount of $25,000,000 and, in that connection, hereby agrees with the Administrative Agent and the Borrower that it shall become a Lender for all purposes of the Credit Agreement on the applicable Commitment Increase Date.

        2. The Assuming Lender (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender, including, without limitation the obligations of each Lender with respect to confidentiality set forth in Section 9.12(b) thereof.

        3. Following the execution hereof, this Assumption Agreement will be delivered to the Administrative Agent for acceptance and recording by the
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Administrative Agent. The effective date for this Assumption Agreement (the
"EFFECTIVE DATE") shall be the applicable Commitment Increase Date.

        4. Upon satisfaction of the applicable conditions set forth in Section 2.07(e) of the Credit Agreement and upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Assuming Lender shall be a party to the Credit Agreement and have all of the rights and obligations of a Lender thereunder.

        5. This Assumption Agreement shall be governed by and construed in accordance with, the law of the State of New York.

        6. This Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assumption Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.


                              ASSUMPTION AGREEMENT

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        IN WITNESS WHEREOF, the Borrower and the Assuming Lender have caused this letter to be duly executed and delivered as of the date first above written.

                                        Very truly yours,


                                        NATIONAL CITY CORPORATION


                                        By /s/ Thomas A. Richlovsky
                                          ----------------------------
                                          Name: Thomas A. Richlovsky
                                          Title: Senior Vice President
                                                 & Treasurer


                                        MORGAN STANLEY BANK

                                        By /s/ Jaap L. Tonckens
                                          ----------------------------
                                          Name: Jaap L. Tonckens
                                          Title: Vice President

Accepted this 11th day of June, 2002:

JPMORGAN CHASE BANK,
as Administrative Agent


By /s/ Roger A. Parker
  ------------------------------
  Name: Roger A. Parker
  Title: Vice President


                              ASSUMPTION AGREEMENT